Exhibit 11.2


                          EARNINGS PER SHARE
                      FULLY DILUTED COMPUTATION
         ($ in millions, except share and per share amounts)



                                              Nine Months Ended
                                                   March 31,
                                              ------------------
                                                1997      1996
                                              --------   -------

Basis for computation of earnings per
 common and common equivalent shares:
  Earnings from continuing operations         $ 125.3    $ 103.6
  Deduct dividends on 4 Percent
   cumulative preferred stock                     (.3)       (.3)
                                              --------   --------
  Earnings from continuing operations
   available to common shareholders             125.0      103.3
  Discontinued operations                         2.2       41.3
                                              --------   --------

  Available for common shareholders           $ 127.2    $ 144.6
                                              ========   ========



Number of shares:
  Weighted average shares outstanding 74,057,373 75,508,512 Shares issuable upon exercise of stock options, net of shares assumed
   to be repurchased                       1,528,130   1,170,582
                                          ----------  ----------
                                          75,585,503  76,679,094
                                          ==========  ==========




Earnings per common share:
  Continuing operations                       $ 1.65      $ 1.35
  Discontinued operations                        .03         .54
                                              ------      ------

  Net earnings                                $ 1.68      $ 1.89
                                              ======      ======